                                                               Exhibit (a)(1)(F)


SUPPLEMENT DATED OCTOBER 16, 2001 TO OFFER TO EXCHANGE DATED SEPTEMBER 25, 2001

                                 RCN CORPORATION

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS



          THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON OCTOBER 23, 2001, UNLESS THE OFFER IS EXTENDED.



                  RCN Corporation (the "Company" or "RCN") is offering employees the opportunity to exchange their outstanding stock options granted under RCN's 1997 Equity Incentive Plan (the "Option Plan") and their outstanding outperformance stock options for new options that we will grant to purchase shares of our common stock (the "new options"). All options that are currently outstanding under the Option Plan are eligible options (the "Eligible Options"). You may elect to exchange all or some of your Eligible Options. There is no requirement that you tender all of your options to participate in this exchange offer.

                  We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange," the related cover letter and the "Summary of Terms" previously sent to you, together with this Supplement, as each may be amended from time to time (collectively, the "Offering Documents"). This offer is not conditioned upon a minimum number of options being elected for exchange by you and accepted by us. This offer, however, is subject to conditions that we describe in Section 6 of the Offer to Exchange, as modified by this Supplement.

                  In addition to the Offering Documents, senior vice presidents and more senior executive officers of RCN (collectively, "Executive Officers") should review Supplement A (Executive Officers Supplement of Additional Terms) and Supplement B (OSOs Supplement of Additional Terms) (collectively, the "Additional Terms") that were delivered to them with this Offer to Exchange before deciding whether to participate in this exchange offer. Eligible Options held by Executive Officers and OSOs are subject to additional and different terms as provided in the Additional Terms. Therefore, except as otherwise provided in the Additional Terms, the terms and conditions of the Offering Documents shall apply to OSOs and Eligible Options held by Executive Officers.

                  Shares of our common stock are quoted on the Nasdaq National Market under the symbol "RCNC." On October 15, 2001, the closing price of our common stock on the Nasdaq National Market was $3.10 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

                  You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or other Offering Documents to RCN's exchange agent, Mellon Investor Services LLC, at 888-232-7873.

                  To the extent that any inconsistencies exist between this Supplement and the other Offering Documents, this Supplement will govern.



                                    IMPORTANT

                  If you wish to accept this offer, you must complete and sign the Election Form previously sent to you and return it to RCN's exchange agent, Mellon Investor Services LLC, P.O. Box 3301, South Hackensack, NJ 07606,
Attention: Reorganization Department or at 85 Challenger Road - Mail Drop - Reorg., Ridgefield Park, NJ 07660, Attention: Reorganization Department (if by overnight mail) before 12:00 midnight, Eastern Standard Time, on October 23, 2001, unless the offer is extended. You do not need to return the stock option agreements for your options being exchanged to effectively elect to accept this offer. If you elect to reject this offer, there is no need to return the election form. If you sign and return an election form without checking the boxes indicated on the election form to exchange your options, you will be deemed to have rejected this offer, and you will keep all of your current options and you will not receive any new options. Furthermore, if you have a number of different option grants and elect to exchange less than all of them in this offer, the option grants that are not exchanged in this offer will remain unaffected.

                  If you have previously accepted this offer and wish to change your election in any respect or to reject the offer, you must complete and sign the appropriate Change in Election Form previously sent to you and return it to the Exchange Agent before the expiration date of the offer.

                  IF YOU REQUIRE ADDITIONAL COPIES OF ANY ELECTION FORMS OR CHANGE IN ELECTION FORMS, PLEASE CONTACT THE EXCHANGE AGENT AT 888-232-7873.

                  We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS


                                                                            Page
Introductory Statement........................................................1
Employment Status.............................................................1
Conditions of Offer...........................................................1
         Material Impairment of Benefits......................................1
         Waiver of Conditions.................................................2
Waiver of Defects.............................................................2
Updating Material Offer Information...........................................2
Financial Information.........................................................2

                             INTRODUCTORY STATEMENT

         The following information amends and supplements our Offer to Exchange dated September 25, 2001. Pursuant to this Supplement, we are amending and restating the information discussed below. Except to the extent expressly set forth, this Supplement does not alter the terms and conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the Offer to Exchange.

EMPLOYMENT STATUS

                  If you are not an employee of RCN or one of our subsidiaries from the commencement date of this offer (September 25, 2001) through the date we grant the new options, you will not be entitled to participate in this offer and there will be no change in your existing options grants. The new options will be granted on the day after the expiration date of the offer. The expiration date of the offer ("Expiration Date") is October 23, 2001, unless the offer is extended.

                  This means that if your employment with RCN or one of its subsidiaries ends for any reason prior to the date we grant the new options, your options will not be accepted for this exchange offer and your existing stock options will remain outstanding in accordance with their terms.

                  Typically:

                  - options terminate with respect to all vested and unvested options immediately upon a resignation by the employee or a termination by the Company for cause, and

                  - options may be exercised, to the extent vested as of the termination date, for up to three months following termination by the Company without cause, and for up to one year following the death of the employee.

                  These terms may have been varied in your option grants, and you should refer to your written option grants for specific terms and conditions relating to the exercisability and termination of your options following termination of your employment with RCN or one of its subsidiaries.

CONDITIONS OF OFFER

                  As described in Section 6 of the Offer to Exchange, the offer is subject to a number of conditions that may entitle RCN to terminate, amend or postpone the offer.

                  Material Impairment of Benefits. One of the events that could cause the conditions to the offer not to be satisfied would be if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly materially impair the benefits we believe we will receive from the offer. As described in the Offer to Exchange, among the benefits sought by RCN in conducting the exchange offer is the maximization of stockholder value by allowing our employees to share in RCN's financial gains if RCN does well in the future and by creating better performance incentives for, and thus increasing retention of, our employees.

                  A potential exists for these benefits to be materially impaired by any number of unforeseeable events. For example, existing tax laws may be altered between now and the expiration date of the offer so as to impose a burden on RCN employees as a result of their participation in the offer or upon receipt of the new options they will receive by participating in the offer. Although such a scenario is unlikely to transpire, and we have no reason to believe that such an event will take place, an occurrence such as this that could make employee participation prohibitively expensive could lead to RCN's cancellation of the exchange offer.

                  Waiver of Conditions. The conditions of the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of them. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the waiver of a condition will be final and binding upon everyone. In the event we waive a condition, we will waive it for all option holders.

WAIVER OF DEFECTS

                  We may waive any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. If we waive a particular type of defect or irregularity for any particular option holder, we will waive the same type of defect or irregularity with respect to all option holders.

UPDATING MATERIAL OFFER INFORMATION

                  We will revise the Offering Documents from time to time as necessary to reflect any material changes in the information concerning this offer disseminated to the option holders.

FINANCIAL INFORMATION

                  The following tables set forth selected financial and operating data of RCN Corporation. The selected historical statement of operations data for the years ended December 31, 1999 and December 31, 2000 and the selected historical balance sheet data as of December 31, 1999 and December 31, 2000 have been derived from the audited financial statements included in our annual report on Form

10-K for the year ended December 31, 2000. The selected historical statement of operations data for the six months ended June 30, 2000 and June 30, 2001 and the selected historical balance sheet data as of June 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.



                        RCN CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (Dollars in Thousands, Except Share and Per Share Data)


                                                                          YEAR ENDED                        SIX MONTHS ENDED
                                                                      Dec 31,       Dec 31,               Jun 30,       Jun 30,
                                                                       1999          2000                  2000          2001
                                                             ------------------------------        ------------------------------
SALES                                                            $   275,993   $   333,450           $   150,209     $   216,911
COSTS & EXPENSES, EXCLUDING NON-CASH STOCK BASED
 COMPENSATION,  DEPRECIATION AND AMORTIZATION:                       407,960       665,409               289,592         362,861
NON-CASH STOCK BASED COMPENSATION                                          -        41,237                11,447          30,759
GOODWILL WRITE-OFF AND SPECIAL CHARGES                                     -             -                     -         470,880
DEPRECIATION AND AMORTIZATION                                        146,043       285,648               113,214         175,625
                                                              -----------------------------        ------------------------------
OPERATING (LOSS)                                                   (278,010)      (658,844)             (263,744)       (823,214)
INVESTMENT INCOME                                                     74,072       140,724                64,730          55,921
INTEREST EXPENSE                                                    (158,139)     (223,868)             (108,699)       (104,240)
GAIN ON SALE OF BUSINESS                                               8,930             -                     -               -
WRITEDOWN OF EQUITY INVESTMENT                                             -       (24,418)                    -               -
OTHER (LOSS) INCOME,  NET                                               (853)        2,896                    92          (3,995)
                                                              -----------------------------        ------------------------------
(LOSS) BEFORE INCOME TAXES                                          (354,000)     (763,510)             (307,621)       (875,528)
(BENEFIT) FOR INCOME TAXES                                            (5,094)       (4,778)               (1,521)         (3,287)
                                                              -----------------------------        ------------------------------
(LOSS) BEFORE EQUITY IN UNCONSOLIDATED
  ENTITIES AND MINORITY INTEREST                                    (348,906)     (758,732)             (306,100)       (872,241)
EQUITY IN (LOSS) OF UNCONSOLIDATED ENTITIES                          (33,960)      (34,497)              (15,140)           (329)
MINORITY INTEREST IN LOSS OF
  CONSOLIDATED ENTITIES                                               28,262        24,515                10,259          12,342
EXTRAORDINARY ITEM: DEBT PREPAYMENT COSTS                               (424)            -                     -               -
                                                              -----------------------------        ------------------------------
NET (LOSS)                                                          (355,028)     (768,714)             (310,981)       (860,228)
PREFERRED DIVIDEND AND ACCRETION REQUIREMENTS                         13,542       122,752                50,632          74,567
                                                              -----------------------------        ------------------------------
NET (LOSS) TO COMMON SHAREHOLDERS                                $  (368,570)  $  (891,466)          $  (361,613)    $  (934,795)
                                                              =============================        ==============================

BASIC AND DILUTED (LOSS) PER AVERAGE COMMON SHARE:
NET (LOSS) TO COMMON SHAREHOLDERS                                $     (5.12)  $    (10.59)          $     (4.42)    $    (10.43)
                                                              =============================        ==============================
WEIGHTED AVERAGE SHARES OUTSTANDING                               71,996,301    84,200,329            81,900,146      89,594,869

                        RCN CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)


                                                                                              Year Ended            Six Months Ended
                                                                                      December 31,    December 31,      June 30,
                                                                                          1999            2000            2001
                                                                                      -------------- -------------  ----------------
ASSETS
Current assets
      Cash, temporary cash investments and short-term investments                     $ 1,793,337   $ 1,728,392      $ 1,059,927
      Accounts receivable from related parties                                              8,015        37,874            7,544
      Accounts receivable, net of reserve for doubtful accounts of $4,123 at
        December 31, 2000, $12,258 at December 31, 1999 and $14,979 at June 30, 2001       30,558        52,878           56,258
      Interest and dividends receivable                                                    15,049        13,365           10,329
      Prepayments and other                                                                36,964        21,822           17,732
                                                                                      ---------------------------    ------------
Total current assets                                                                    1,883,923     1,854,331        1,151,790

Property, plant and equipment, net of accumulated
      depreciation of $420,659 at December 31, 2000, $230,581 at
      December 31, 1999 and $509,984 at June 30, 2001                                     914,243     2,255,959        2,330,659
Investments                                                                               190,571       204,946          223,686
Intangible assets, net of accumulated amortization of $274,924 at December 31, 2000,
      $158,384 at December 31, 1999 and $115,580 at June 30, 2001                         138,491       389,672           63,150
Deferred charges and other assets                                                          64,886        70,644           60,129
                                                                                      ---------------------------    ------------
Total assets                                                                          $ 3,192,114   $ 4,775,552      $ 3,829,414
                                                                                     ============================    ============

LIABILITIES, REDEEMABLE PREFERRED AND SHAREHOLDERS' DEFICIT
Current liabilities
      Current maturities of long-term debt and
        capital lease obligations                                                           $ 1,225         $ 355        $ 1,242
      Accounts payable to related parties                                                    35,809        89,800          8,648
      Accounts payable                                                                       92,785       198,562         44,084
      Advance billings and customer deposits                                                 16,901        24,638         25,881
      Accrued expenses                                                                      102,725       217,534        221,947
                                                                                      ----------------------------    -----------
Total current liabilities                                                                   249,445       530,889        301,802
                                                                                      ----------------------------    -----------
Long-term debt                                                                            2,143,096     2,257,357      2,320,365
Other deferred credits                                                                       24,598        25,983         45,200
Minority interest                                                                           129,234        75,232         61,043
Redeemable preferred stock                                                                  253,438     1,990,613      2,065,179
Common shareholders' equity (deficit)                                                       392,303      (104,522)      (964,175)
                                                                                      ----------------------------   ------------
Total liabilities, redeemable preferred and common shareholders' deficit                $ 3,192,114   $ 4,775,552    $ 3,829,414
                                                                                      ============================   ============

                  Our book value per share as of June 30, 2001 was negative $10.76.

                  The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, particularly pages 31 through 84; our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, particularly pages 2 through 17; and our quarterly report on Form
10-Q for the fiscal quarter ended June 30, 2000, particularly pages 3 through 9, are incorporated herein by reference. See "Additional Information" beginning on page 17 of the Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.